Exhibit No. 99.1	Press Release of CUI Global, Inc., dated October 19, 2017.

 CUI GLOBAL, INC. ANNOUNCES PRICING OF ITS UPSIZED PUBLIC OFFERING OF COMMON STOCK

Tualatin, OR (October 19, 2017) – CUI Global, Inc. (NASDAQ: CUI) (“CUI Global” or the “Company”), today announced the pricing of its previously announced underwritten public offering of 6,428,571 shares of its common stock at a price to the public of $2.80 per share. In addition, the Company granted the underwriter a 45-day option to purchase at the public offering price up to an additional 964,285 shares of common stock to cover over-allotments, if any. All shares of common stock to be sold in the offering will be offered by CUI Global.

The offering is expected to close on October 23, 2017, subject to the satisfaction of customary closing conditions. The total gross proceeds from the offering are expected to be approximately $19.2 million, assuming no exercise of the underwriter’s over-allotment option. The Company intends to use the net proceeds from the offering (after deducting the underwriting discount and other estimated expenses payable by the Company) primarily for general corporate purposes, which may include operating expenses, working capital to improve and promote our commercially available products, advance product candidates, future acquisitions or share repurchases, expand international presence and commercialization, general capital expenditures and satisfaction of debt obligations.

Craig-Hallum Capital Group is acting as the sole managing underwriter for the offering.

A shelf registration statement on Form S-3 (File No. 333-216672) relating to the shares of common stock being offered has been declared effective by the Securities and Exchange Commission (“SEC”). This offering may only be made by means of a prospectus supplement and the accompanying prospectus. The preliminary prospectus supplement related to the offering was filed with the SEC on October 16, 2017. The final prospectus supplement and accompanying base prospectus will be filed with the SEC and, when available, may be obtained from the SEC’s website at http://www.sec.gov or from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at (612) 334-6300 or email at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the SEC.

Media Contact:	Outside IR Contact
CUI Global Inc.	LHA
Jeff Schnabel	Jody Burfening/Sanjay Hurry
503-612-2300	212-838-3777
Press@cuiglobal.com	cuiglobal@lhai.com